LIMITED WAIVER AGREEMENT

          THIS LIMITED WAIVER AGREEMENT is made and entered into as of this 23rd day of January, 2002, by and between COGENTRIX ENERGY, INC., a North Carolina corporation (the "Corporation"), and DENNIS W. ALEXANDER (the "Executive").

STATEMENT OF PURPOSE

          The Corporation and the Executive are parties to an Executive Employment Agreement, dated as of January 1, 1994, as amended (the "Employment Agreement"), covering the terms and conditions of the Executive's employment with the Corporation. The Executive is also a participant in the Cogentrix Energy, Inc. Select Management Committee Members Transaction Bonus Program established by the Corporation effective September 1, 2001 (the "Program").

          Subject to the execution and delivery of this Limited Waiver Agreement, the Corporation shall pay a performance bonus to the Executive in the amount of three hundred seventy-five thousand dollars ($375,000) for 2001 (the "2001 Performance Bonus"). The Corporation and the Executive desire to limit the consideration of the 2001 Performance Bonus under certain provisions of the Employment Agreement and the Program, as set forth below.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto agree as follows:

          1.          Notwithstanding anything in the Employment Agreement to the contrary, in the event the payment described in paragraph 2 of that certain Amendment to Employment Agreement between the Corporation and the Executive dated November 12, 2001 becomes payable to the Executive during calendar year 2002, then solely for purposes of calculating the amount of the payment in such event (i.e., the calculation set forth in paragraph 4.a.(4) of the Employment Agreement), the amount of the "performance bonus" component shall be the lesser of Amount A or Amount B, where:

Amount A is the actual amount of the 2001 Performance Bonus; and

Amount B is the excess (if any) of (i) one million dollars ($1,000,000) over (ii) the bonus paid to the Executive based on calendar year 2001 results under the Cogentrix Energy, Inc. Incentive Bonus Plan.

          2.          Notwithstanding anything in the Program to the contrary, in the event a Transaction occurs during calendar year 2002 and the Executive thereafter becomes entitled under Section 4.1 of the Program to a Transaction Bonus, then for purposes of calculating the Executive's Total Compensation, and the resulting amount of the Transaction Bonus due to the Executive under Section 4.2 of the Program, the amount of the "Company's annual performance bonus plan" component shall be the lesser of Amount A or Amount B, where:

Amount A is the actual amount of the 2001 Performance Bonus; and

Amount B is the excess (if any) of (i) one million dollars ($1,000,000) over (ii) the bonus paid to the Executive based on calendar year 2001 results under the Cogentrix Energy, Inc. Incentive Bonus Plan.

As used in this paragraph, the terms "Transaction," "Transaction Bonus" and "Total Compensation" shall have the meanings ascribed to such terms in the Program.

          3.          Except as expressly modified by this Limited Waiver Agreement, the Employment Agreement and the Program shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Limited Waiver Agreement as of the day and year first above written.

COGENTRIX ENERGY, INC.

By:             /s/ DAVID J. LEWIS
David J. Lewis, Chairman and Chief Executive Officer

           /s/ DENNIS W. ALEXANDER
Dennis W. Alexander